[Comtex Letterhead]
                                                       Release:  IMMEDIATE
                                                       For:  Comtex News Network
                                                                (Symbol:  CMTX)
Contact: Amber Gordon
         703-797-8011
         agordon@comtex.com

              COMTEX APPOINTS MATTHEW BALL CHIEF FINANCIAL OFFICER


ALEXANDRIA, VA - May 14, 2004 - Comtex News Network, Inc., (OTC BB: CMTX) a leading wholesaler of electronic real-time news and content, today announced the appointment of Matthew Ball to the position of Chief Financial Officer and Vice President, Finance.

         "Matthew Ball is a strong addition to the Comtex management team," said C.W. Gilluly, Ed.D., Chairman and Interim CEO of Comtex. "He brings a broad background of public accounting and solid corporate finance management skills to the Company," concluded Dr. Gilluly.

         Mr. Ball has more than seventeen years of accounting and finance experience, including, most recently, serving in a senior financial position with international manufacturing company, Cambridge International, Inc. Previously, Mr. Ball served as the Controller of Maryland Baseball, LLC. His career also includes positions as a public accountant with Aronson, Fetridge & Weigle and Arthur Andersen & Company.

About Comtex
Comtex is a leading wholesaler of real-time news and related content for the world's leading financial and business information distributors. With a specialization in economically useful news and information, Comtex receives, enhances, combines, filters and distributes news and content received from more than 10,000 national and international news bureaus, agencies and publications. The resulting news and content products - with embedded stock tickers, key words, standardized metadata, uniform formatting and custom filters - are all designed to meet the exacting standards required by investment professionals.

Please Note: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes. Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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